EXHIBIT 5.1

January 24, 2018

TrueCar, Inc.
120 Broadway, Suite 200
Santa Monica, California 90401
Re: Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by TrueCar, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 5,021,432 additional shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), reserved for issuance pursuant to the TrueCar, Inc. 2014 Equity Incentive Plan, as amended, (which plan is referred to herein as the “Plan” and which shares of the Common Stock are referred to herein as the “Shares”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation